Notice Regarding Your Monthly Distribution

First Trust Dynamic Europe Equity Income Fund (FDEU)

The closed-end fund listed above (the "Fund") has declared a distribution payable on November 15, 2018, to shareholders of record as of November 2, 2018, with an ex-dividend date of November 1, 2018. This Notice is meant to provide you information about the sources of your Fund’s distributions. You should not draw any conclusions about the Fund's investment performance from the amount of its distribution or from the terms of its Managed Distribution Plan.

The following tables set forth the estimated amounts of the current distribution and the cumulative distributions paid this fiscal year to date for the Fund from the following sources: net investment income (“NII”); net realized short-term capital gains (“STCG”); net realized long-term capital gains (“LTCG”); and return of capital (“ROC”). These estimates are based upon information as of October 31, 2018, are calculated based on a generally accepted accounting principles ("GAAP") basis and include the prior fiscal year-end undistributed net investment income. The amounts and sources of distributions are expressed per common share..

												Annualized	5 Year Avg.
			Total	Current Distribution ($)				Current Distribution (%)				Current Dist. Rate	Annual Total
Fund Ticker	Fund Cusip	Fiscal Year End	Current Distribution	NII	STCG	LTCG	ROC (2)	NII	STCG	LTCG	ROC (2)	as a % of NAV (3)	Return on NAV (4)
FDEU	33740D107	12/31/2018	$0.12100	$0.06700	$0.03775	—	$0.01625	55.37%	31.20%	—	13.43%	9.21%	2.66%

												Cumulative	Cumulative
			Total Cumulative	Cumulative Distributions Fiscal YTD ($)				Cumulative Distributions Fiscal YTD (%)				Fiscal YTD Distributions	Fiscal YTD Total
Fund Ticker	Fund Cusip	Fiscal Year End	Fiscal YTD Distributions (1)	NII	STCG	LTCG	ROC (2)	NII	STCG	LTCG	ROC (2)	as a % of NAV (3)	Return on NAV (4)
FDEU	33740D107	12/31/2018	$1.33100	$0.73697	$0.41527	—	$0.17876	55.37%	31.20%	—	13.43%	8.45%	-14.84%

(1)	Includes the most recent monthly distribution paid on November 15, 2018.

(2)

The Fund estimates that it has distributed more than its income and net realized capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund's investment performance and should not be confused with “yield” or “income.”

(3)	Based on Net Asset Value (“NAV”) as of October 31, 2018.

(4)	Total Returns are through October 31, 2018. The return included in the 5 Year Average Annual Total Return on NAV column is from the Fund's first public offering, which was September 24, 2015..

The amounts and sources of distributions reported in this Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes. You should not use this Notice as a substitute for your Form 1099-DIV.

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First Trust Advisors L.P. Contact:

          Don Swade (630) 765-8661